Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) between FIRST BANCORP (the “Company”) and Lawrence Odell (or “L. Odell”) is entered into on April 25, 2012 and effective as of April 1, 2012. This Agreement amends, restates and supersedes the Employment Agreement between the Company and L. Odell dated February 15, 2006 (the “Previous Agreement”) and all of the Previous Agreement’s corresponding amendments.

WHEREAS, the Company previously determined that, in view of L. Odell’s knowledge, expertise and experience, L. Odell’s services as Executive Vice President and General Counsel of the Company would be of great value to the Company, and accordingly, the Company desired to enter into the Previous Agreement with L. Odell on the terms set forth therein in order to secure L. Odell’s services;

WHEREAS, the Company and L. Odell now desire to amend and restate the Previous Agreement (as previously amended), as set forth herein, to set forth the terms and conditions of the current employment relationship of the Company, FirstBank Puerto Rico (the “Bank”) and L. Odell; and

WHEREAS, the Board of Directors of the Company has approved and authorized the execution of this Agreement with L. Odell to take effect as of the effective date above written.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties agree as follows:

1. Employment. The Company agrees to employ L. Odell and L. Odell agrees to the employment by the Company for the period stated in Section 4 hereof and subject to the other terms and conditions herein provided.

2. Position and Responsibilities. The Company and the Bank hereby employs L. Odell as Executive Vice President and General Counsel, L. Odell shall carry out and render to the Company and to the Bank such services as are customarily performed by persons holding a similar position. L. Odell shall also perform such other related duties as he may from time to time be reasonably directed in writing to perform, including, but not limited to, performing duties for the Company, the Bank and other subsidiaries of the Company. L. Odell shall report to the President and Chief Executive Officer of the Company. In the absence of the President and Chief Executive Officer of the Company, L. Odell shall report to the Board of

Directors, through such Director as may be designated by the Board of Directors. Notwithstanding the foregoing, the Board of Directors of the Company or the Bank may delegate or assign specific tasks to L. Odell, provided that the assignment clearly sets for the priority of the task, and whether it takes precedence over other duties and obligations of L. Odell.

3. Duties. During the period of employment hereunder, and except for illness, vacation periods, and leaves of absence, L. Odell shall devote his business time, attention, skill, and efforts to the faithful performance of his duties as provided herein as is customary for an executive holding a similar position in a financial institution of comparable size.

L. Odell agrees that, during the term of his employment hereunder, except with the express consent of the Board of Directors, he will not, directly or indirectly, engage or participate, become director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise that directly competes with the Company or its subsidiaries in Puerto Rico; provided, however, that L. Odell shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions so long as such ownership does not require him to devote substantial time to the management or control of the business or activities of any such firm, corporation, business entity or enterprise.

4. Term. The term of employment under this Agreement shall be for a period of four (4) years, which term commenced on February 15, 2006, the date on which the Previous Agreement became effective. On each anniversary of the date of commencement, the term of the employment hereunder automatically is extended for an additional one (1) year period beyond the then effective expiration date, unless either party receives written notice, not less than 90 days prior to the anniversary date, advising the other party that this Agreement shall not be further extended. Any such written notice shall not affect any prior extensions of the term of employment hereunder.

5. Standards. L. Odell shall perform his duties and responsibilities under this Agreement, in accordance with such reasonable standards as established from time to time by the Board of Directors and/or management of the Company and conveyed in writing to L. Odell as well as all policies and procedures of the Company and its subsidiaries. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the financial industry (in Puerto Rico).

Notwithstanding anything to the contrary, nothing in this Agreement will be interpreted in any manner which would tend to limit or interfere with the authority or oversight duties and discretion of the Board of Directors to establish adequate guidelines for the effective management of the Company.

6. Initial Stock Option Grant. In consideration for entering into the Previous Agreement, the Company granted L. Odell options to purchase up to 100,000 shares of common stock of the Company (the “Initial Stock Options”) with a strike price of $12.64 and under the terms and conditions of the 1997 Stock Option Plan (a copy of which forms a part of this Agreement).

7. Compensation and Reimbursement of Expenses.

a)	Compensation

The Company agrees to pay L. Odell during the term of this Agreement a base salary of not less than $550,000 a year.

b)	Performance Bonus

In addition to the base salary set forth above, L. Odell shall be entitled to a performance bonus determined on the basis of his achievement of the predetermined business objectives contained in the Company’s annual business plan in connection with the areas of endeavor assigned to L. Odell. The contribution of L. Odell to the achievement of the Company’s annual business objectives and his performance in such other functions, as may be reasonably assigned under his charge, will be evaluated by the President and Chief Executive Officer who will recommend to the Compensation and Benefits Committee (the “Compensation Committee”) payment of a performance bonus in an amount which the Compensation Committee, and ultimately the Board of Directors, may determine at their discretion.

c)	Long-Term Incentive Compensation Benefits

L. Odell shall be entitled to participate in and receive the benefits of any stock-based award, or other benefits and privileges granted to employees and executives of the Company or its subsidiaries and affiliates which now exist or may come into existence hereafter, to the extent commensurate with his then assigned duties and responsibilities, as recommended by the Compensation Committee and approved by the Board of Directors. The terms and conditions of such benefits will be within the parameters set forth in the now existing 2008 First BanCorp Omnibus Incentive Plan, as amended or any other similar plan which may come into existence hereafter under which a benefit or privilege is made available to L. Odell.

d)	Automobile Expenses

The Company shall provide L. Odell with a company owned automobile. Such automobile will be furnished in accordance with the existing Company’s executive automobile policy as approved by the Board of Directors. All expenses, including but not limited to insurance, maintenance, repairs, fuel, and lubrication services, shall be provided by the Bank.

e)	Reimbursement of Expenses

Not less frequently than monthly, the Company shall pay or reimburse L. Odell for all reasonable travel and other expenses incurred by L. Odell in the performance of his duties under this Agreement.

f)	Club Membership

The Company will pay for the initiation fees and annual dues of a club membership to be designated by L. Odell during the term of this Agreement or any renewal thereof.

g)	Office

The Company shall furnish L. Odell with a private office, a private secretary and such other assistance and accommodations as shall be suitable to the character of L. Odell’s position with the Company and adequate for the performance of his duties hereunder.

8. Participation in Benefit Plans. The payment and benefits provided in this Agreement are independent and separate of any payment and benefits to which L. Odell may be or may become entitled to under any other present or future group employee benefit plan or insurance programs of the Company for which executives of the Company and or its subsidiaries are or shall become eligible, and L. Odell shall be eligible to receive all benefits and entitlements for which said executives are eligible under every such plan or program.

9. Voluntary Absences; Vacations and Sick Leave. L. Odell shall be entitled, without loss of pay, to absent himself voluntarily for reasonable periods of time from the performance of his duties and responsibilities under this Agreement. All such voluntary absences shall count either as paid vacation time or sick leave, unless otherwise provided by the Board of Directors. L. Odell shall be entitled to an annual paid vacation of fifteen (15) working days per every twelve (12) month period, or such longer periods as the Board of Directors may approve, which vacations shall be scheduled by L. Odell with the prior approval of the President and Chief Executive Officer, taking into account the needs of the Company. L. Odell may accumulate unused paid vacation time from twelve (12) month period to the next; provided that such accumulation shall not exceed twenty (20) working days of unused vacation time from prior twelve (12) month periods. L. Odell shall be entitled to up to fifteen (15) non-cumulative working days of paid sick leave for each twelve (12) month period or such longer non-cumulative working days as the Board of Directors may approve. Upon termination of employment with or without cause, or for any reason, the Company shall pay L. Odell all accrued and unused vacation days, at the highest rate of salary earned by L. Odell, during his tenure.

10. Benefits Payable Upon Disability or Death. The Company shall, at all times, maintain in effect disability and death benefits insurance for the benefit of L. Odell in an amount at least equal to that maintained for executives of similar rank and which will not be less than that maintained by the Company for all officers and employees. Provided that the Company may increase, but never decrease the benefits which L. Odell and/or L. Odell’s heirs would be entitled to thereunder.

11. Termination of Employment.

(a) Without cause. The Board of Directors may, without cause, terminate this Agreement at any time, by giving ninety (90) days written notice to the L. Odell. In such event, L. Odell, if requested by the Board of Directors, shall continue to render his services, and shall be paid his regular salary up to the date of termination. In addition, L. Odell shall be paid from the date of termination a severance payment of four (4) times $450,000 (less all amounts required to be withheld and deducted) such payment to be made in substantially equal semimonthly installments on the fifteenth and last days of each month, or if these days are nonbusiness days, the immediately preceding business day, commencing with the month in which the date of termination occurs and continuing for twelve (12) consecutive semimonthly payment dates.

L. Odell may, without cause, terminate the Agreement by giving ninety (90) days written notice to the Board of Directors. In such event, L. Odell shall continue to render his services and shall be paid his regular salary up to the date of termination, but shall not receive any severance payment.

(b) With Cause: The Board of Directors may, at any time, terminate this Agreement for cause. In such event, L. Odell shall not be entitled to receive any further compensation from the date of notice of termination. The notice of termination shall be in writing, shall set forth the date of delivery to L. Odell, and the effect of termination shall not be retroactive to a date prior to delivery of such notice. For the purpose of this Agreement, “termination for cause” shall include any act or omission on the part of L. Odell which involves personal dishonesty, willful misconduct, material breach of fiduciary duty, a material violation of any law, rule or regulation relating to the banking industry or a material breach of any provision of this Agreement, such as the willful and continued failure of L. Odell to perform the duties herein set forth. No act or failure to act on L. Odell’s part shall be considered “willful” unless done, or omitted to be done, other than in good faith and without reasonable belief that his action or omission was in the best interest of the Company. For purposes of this paragraph, any act or omission to act on the part of L. Odell in reliance upon an opinion of counsel, outside auditor or advisor to the Company or to L. Odell shall not be deemed to be willful or without reasonable belief that the act or omission to act was in the best interest of the Company.

L. Odell may, with cause, terminate this Agreement. For purposes of this section, termination with cause shall mean a failure of the Company to comply with any material provision of this Agreement, which failure has not been cured within fifteen (15) days of receipt of a written notice by L. Odell of such noncompliance by the Company.

Either party may submit for arbitration, as provided in Section 22 of this Agreement, among other matters, any controversy that may arise with regard to the cause for termination that is set forth in the written notice of termination provided by the Board of Directors or L. Odell, as the case may be.

(c) If L. Odell is suspended and/or prohibited from participating in the conduct of the Company’s affairs by a notice or order served under Section 8(e)(3),(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 USC 1818(e)(3), (e)(4) and (g)(1)], or any other similar provision of state or federal law now in place or enacted in the future, the Company’s obligations under this Agreement shall be suspended as of the date of service, unless such prohibition and/or suspension is stayed by appropriate proceedings. If after a hearing is held and upon judicial review, the notice or order suspending and/or prohibiting L. Odell from participating in the affairs of the Company is confirmed, then this Agreement shall be terminated with cause. If the charges in the notice or order are dismissed, the Company shall: (i) pay L. Odell all the compensation withheld while the contractual obligations were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) If the Company is in default, defined to mean an adjudication or other official determination by a court of competent jurisdiction, the appropriate Federal banking agency or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for the Company or the Bank for the purpose of liquidation, all obligations under this Agreement shall terminate as of the date of default, but the rights of the Executive to compensation earned as of the date of termination shall not be affected.

(e) In the event that L. Odell is terminated or he terminates this Agreement, in a manner which violates the provisions of this Section 11, as determined by the arbitration procedure provided in Section 22, L. Odell or the Company, as the case may be, shall be entitled to reimbursement for all reasonable costs, including attorney’s fees, incurred by L. Odell or the Company, as the case may be, in challenging such termination.

12. Change in Control.

(a) If during the term of this Agreement there is “change in control” of the Company, as such term is defined in Sub-section (c) hereunder, L. Odell shall be entitled to receive from the Company a severance payment in consideration of having bound himself to employment by the Company and having foregone other business or professional opportunities, actual or potential. The severance payment shall be a lump sum cash payment equal to four (4) times $450,000, plus four (4) times the highest cash Performance Bonus paid to L. Odell in any of the four (4) fiscal years prior to the date of the change in control, and (ii) the value of any other benefits provided to L. Odell during the year in which the change in control occurs which are listed and attached hereto as Exhibit A, as it may be amended from time to time.

Payment of the amounts set forth in this Section 12(a) shall be on or before the fifth day following the date on which the change of control occurs.

(b) The term “change in control” shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes which may be cast for the election of directors of the Company or which, by cumulative voting, if permitted by the Company’s charter or bylaws, would enable such third person to elect 50% or more of the directors of the Company; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or any other business combination, sales of assets or contested election, or any combination of the foregoing transactions, the person who were directors of the Company before such transaction shall cease to constitute a majority of the Board of the Company or any successor institution.

(c) Any payments made to L. Odell pursuant to this Agreement are subject to and conditioned upon their compliance with 12 USC 1828(k) and any regulations promulgated thereunder. The Company through the Bank shall in good faith seek to obtain, if necessary or required, any consents or approvals from the FDIC or any other applicable regulatory agency and any successors thereto with respect to any payments to be made or any benefits to be provided to L. Odell pursuant to the terms of this Agreement.

13. Confidentiality; Injunctive Relief. Recognizing that the knowledge and information about, or relationships with, the business associates, customers, clients, and agents of the Company and its affiliated companies and the business methods, systems, plans, and policies of the Company and of its affiliated companies which L. Odell will receive, obtain, or establish as an employee of the Company or otherwise are valuable and unique assets of the Company, L. Odell agrees that, during the continuance of this Agreement and thereafter, he shall not (otherwise than pursuant to his duties hereunder) disclose without the written consent of the Company, any material or substantial, confidential, or proprietary know-how, data, or information pertaining to the Company, or its business, personnel, or plans, to any person, firm, corporation, or other entity, for any reason or purpose whatsoever. L. Odell acknowledges and agrees that all memoranda, notes, records, and other documents made or compiled by L. Odell or made available to L. Odell concerning the Company’s business shall be the Company’s exclusive property and shall be delivered by L. Odell to the Company upon expiration or termination of this Agreement or at any other time upon the request of the Company.

The provision of this Section 13 shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefor.

L. Odell hereby acknowledges that the services to be rendered by him are of special, unique, and extraordinary character and, in connection with such services he will have access to confidential information concerning the Company’s business. By reason of this, L. Odell consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining L. Odell from committing or continuing any such violation of this Agreement. The term “Confidential Information” means: (1) proprietary information of the Company; (2) information marked or designated by the Company as confidential; (3) information, whether or not in written form and whether or not designated as confidential, which is known to L. Odell as treated by the Company as confidential; and (4) information provided to the Company by third parties which the Company is obligated to keep confidential, specifically including customer lists and information. Confidential information does not include any information now or hereafter voluntarily disseminated by the Company to the public, or which otherwise becomes part of the public domain through lawful means.

14. No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party. However, in the event of the death of L. Odell all his rights to receive payments hereunder shall become rights of his estate.

15. Benefits. Any benefits due or provided hereunder to L. Odell shall be in addition to, and not in substitution of, any benefit to which L. Odell is otherwise entitled to without regard to the Agreement.

16. Mitigation. L. Odell shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligation to make the payments and arrangements required to be made under this Agreement.

17. Notices. All notices required by this Agreement to be given by one party to the other shall be in writing and shall be deemed to have been delivered either:

(a) When personally delivered to the Office of the Secretary of the Company at his regular corporate office, or L. Odell in person; or

(b) Five days after depositing such notice in the United States mails, certified mail with return receipt requested and postage prepaid at:

i.	the Company:

C/O Office of the Secretary of the Company

First BanCorp Puerto Rico

PO Box 9146

Santurce, PR 00908-0146

ii.	L. Odell:

C/O Office of the Secretary of the Company

First BanCorp Puerto Rico

PO Box 9146

Santurce, PR 00908-0146

or to such other address as either party may designate to the other by notice in writing in accordance with the terms hereof.

18. Amendments or Additions; Action by Board of Directors. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. The prior approval by a two-thirds affirmative vote of the full Board of Directors of the Company shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consent or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of L. Odell with or without cause under Section 11 hereof.

19. Sections Headings. The Section headings used in this agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

20. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereto.

21. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Puerto Rico. Venue for the litigation of any and all matters arising under or in connection with this Agreement shall be in the Court of First Instance, San Juan Superior Part for the Commonwealth of Puerto Rico, in the case of state court jurisdiction, or in the U.S. District Court for the District of Puerto Rico, in the case of federal court jurisdiction.

22. Arbitration. Any controversy as to the interpretation of this Agreement must be submitted before three arbitrators to be appointed by the American Arbitration Association (“AAA”). The rules and regulations of the AAA shall govern the procedures of said arbitration. The award of a majority of arbitrators shall be binding and final on the parties.

23. Reimbursement of Legal Expenses. The Company agrees to reimburse L. Odell for all reasonable legal fees incurred by him in connection with the negotiation, drafting and execution of this Agreement.

24. Miscellaneous.

(a) The Company has entered into agreements with the U.S. Department of the Treasury (the “Treasury”) under which the Company issued preferred shares (“Preferred Shares”) and other securities to the Treasury as part of the Troubled Assets Relief Program Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the Company’s participation in the CPP, the Company is also subject to certain provisions of the America Reinvestment and Recovery Act of 2009 (“ARRA”).

(b) EESA and ARRA impose certain restrictions on employment agreements, severance, bonus and incentive compensation, stock awards, and other compensation and benefit plans and arrangements (the “Plans”) maintained by the Company, the Bank and other subsidiaries of the Company. The parties hereby agree that all Plans providing benefits to L. Odell shall be construed and interpreted at all times in a manner consistent with EESA and ARRA, and all such Plans shall be deemed to have been amended as determined by the Company so as to comply with the restrictions imposed by

EESA and ARRA. Notwithstanding any other terms of this Agreement or any other Plan providing benefits to L. Odell, to the extent that any provision of this Agreement or any other Plan is determined by the Company, to be subject to and not in compliance with EESA and ARRA, including the timing, amount or entitlement of L. Odell to any payment of severance, bonus or any other amounts, such provisions shall be interpreted and deemed to have been amended to comply with the terms of EESA, ARRA and the rules and regulations thereunder. The parties hereto further agree that (i) L. Odell shall at no time be entitled to receive any compensation based upon incentives that encourage L. Odell to take unnecessary and excessive risks on behalf of Bank or the Company or to manipulate the earnings of the Bank or the Company; (ii) the Bank shall recover from L. Odell any bonus or incentive compensation paid to L. Odell based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (iii) the limitations imposed herein under paragraph (b) shall only apply to the extent necessary to comply with the provisions of EESA, ARRA and any agreement with Treasury.

FIRST BANCORP

By:
Aurelio Alemán President & Chief Executive Officer

By:
Lawrence Odell

12